CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-176088 on Form S-3 of our reports dated February 28, 2011, relating to the financial statements of M/I Homes, Inc. and subsidiaries, and the effectiveness of M/I Homes, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of M/I Homes, Inc. and subsidiaries for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the prospectus, which is part of the registration statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Columbus, OH
August 5, 2011